Exhibit 11

Execution Version

SUPPLEMENTAL CONFIRMATION

Date:	October 30, 2015

To:	Cactus Holding Company, LLC 2200 South 75th Avenue Phoenix, AZ 85043

Attn:	Chad Killebrew and Vicki Plein

From:	Citigroup Global Markets Inc.
Fax No.:	212-615-8985

Reference Number:	To be advised by CGMI

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Citigroup Global Markets Inc. (“CGMI”) and Cactus Holding Company, LLC (“Counterparty”) on the Trade Date specified below.  This Supplemental Confirmation is a binding contract between CGMI and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.           This Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as October 30, 2015 between CGMI and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.           The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	October 30, 2015
Prepayment Date:
The later of (i) the Trade Date and (ii) the first date on which all of the conditions to effectiveness set forth in the Master Confirmation have been satisfied or waived, as determined by CGMI in its reasonable discretion; provided that if CGMI determines, in its reasonable discretion, that it is impracticable for CGMI to deliver the Prepayment Amount by close of business on such date, the Prepayment Date shall be the Currency Business Day immediately following such date.  CGMI shall be deemed to have satisfied its obligation to deliver the Prepayment Amount to Counterparty upon the wiring of the Prepayment Amount to an account in the name of Cactus Holding Company II, LLC in accordance with the wire instructions provided by Counterparty.

Prepayment Amount:	USD 48,300,000
Letter Agreement Reference Price:	USD 15.0205
Forward Floor Price:	USD 22.00
Forward Cap Price:	USD 26.40
Final Disruption Date:	December 8, 2016

For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares is set forth below:

Component Number	Scheduled Valuation Date	Number of Shares
1	11/21/2016	1,100,000
2	11/22/2016	1,100,000
3	11/23/2016	1,100,000

Counterparty hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Supplemental Confirmation relates by manually signing this Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ James Heathcote
Authorized Representative

Confirmed as of the date first above written:

CACTUS HOLDING COMPANY, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By:  /s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee

By:  /s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee

Signature Page to Supplemental Confirmation for Cactus I Forward

Back to Schedule 13D/A